                              DEVELOPMENT AGREEMENT
                                     BETWEEN
                                 ALZA CORPORATION
                                       AND
                         THERAPEUTIC DISCOVERY CORPORATION
                               DATED MARCH 10, 1993

                                TABLE OF CONTENTS
                                -----------------

                                                              Page
                                                              ----

SECTION 1 DEFINITIONS . . . . . . . . . . . . . . . . . . . .   1

     1.1  "Affiliate" . . . . . . . . . . . . . . . . . . . .   1
     1.2  "ALZA Proprietary Rights" . . . . . . . . . . . . .   2
     1.3  "Available Funds  . . . . . . . . . . . . . . . . .   2
     1.4  "Developed Technology"  . . . . . . . . . . . . . .   2
     1.5  "Development Cost(s) "  . . . . . . . . . . . . . .   2
     1.6  "Distribution"  . . . . . . . . . . . . . . . . . .   2
     l.7  "Drug"  . . . . . . . . . . . . . . . . . . . . . .   3
     1 8  "FDA" . . . . . . . . . . . . . . . . . . . . . . .   3
     1.9  "License Option"  . . . . . . . . . . . . . . . . .   3
     1.10 "License Option Agreement"  . . . . . . . . . . . .   3
     1.11 "Major Market Country"  . . . . . . . . . . . . . .   3
     l 12 "Net Sales" . . . . . . . . . . . . . . . . . . . .   3
     1.13 "0ther Royalty-Bearing Product" . . . . . . . . . .   4
     1.14 "Product" . . . . . . . . . . . . . . . . . . . . .   4
     1.15 "Product Candidate" . . . . . . . . . . . . . . . .   4
     1.16 "Product Development Program" . . . . . . . . . . .   4
     1.17 "Proprietary Rights"  . . . . . . . . . . . . . . .   4
     1.18 "Purchase Option" . . . . . . . . . . . . . . . . .   4
     1.19 "Special Royalty Payments"  . . . . . . . . . . . .   5
     1.20 "Sublicensing Revenues" . . . . . . . . . . . . . .   5
     1.21 "System"  . . . . . . . . . . . . . . . . . . . . .   5
     1.22 "Technology License Agreement"  . . . . . . . . . .   6

SECTION 2 PRODUCT DEVELOPMENT PROGRAM . . . . . . . . . . . .   6

     2.1  Product Candidate Work Plans  . . . . . . . . . . .   6
     2.2  Product Selection . . . . . . . . . . . . . . . . .   6
     2.3  Product Development . . . . . . . . . . . . . . . .   7
     2.4  Later Requests  . . . . . . . . . . . . . . . . . .   8

SECTION 3 RESEARCH AND DEVELOPMENT PROGRAMS;
          ALZA SERVICES . . . . . . . . . . . . . . . . . . .   8

     3.1  Product Development - TDC Obligations . . . . . . .   8
     3.2  Product Development - ALZA Obligations;
            Other ALZA Activities . . . . . . . . . . . . . .   9
     3.3  Work Plans and Cost Estimates . . . . . . . . . . .   9
     3.4  Third Party Rights  . . . . . . . . . . . . . . . .  10
     3.5  Consultation  . . . . . . . . . . . . . . . . . . .  10
     3.6  No Use of Available Funds After License . . . . . .  10

SECTION 4 PAYMENT FOR SERVICES; TIMING OF PAYMENTS  . . . . .  11

     4.1  Payment of Development Costs  . . . . . . . . . . .  11
     4.2  Timing of Payments  . . . . . . . . . . . . . . . .  11
     4.3  Sufficiency of Funds  . . . . . . . . . . . . . . .  11

                               TABLE OF CONTENTS
                               -----------------
                                  (continued)

                                                              Page
                                                              ----

SECTION 5 REPORTS AND RECORDS  . . . . . . . . . . . . . . .   11

     5.1  Quarterly and Final Reports. . . . . . . . . . . .   11
     5.2  Available Funds Report . . . . . . . . . . . . . .   12
     5.3  Records  . . . . . . . . . . . . . . . . . . . . .   12

SECTION 6 LICENSE OF TECHNOLOGY FOR DEVELOPMENT  . . . . . .   12

     6.1  License to use ALZA Proprietary Rights . . . . . .   12
     6.2  Termination of License . . . . . . . . . . . . . .   13

SECTION 7 OWNERSHIP AND LICENSE OF DEVELOPED TECHNOLOGY;
          PATENTS  . . . . . . . . . . . . . . . . . . . . .   13

     7.1  ownership of Products. . . . . . . . . . . . . . .   13
     7.2  Ownership of Developed Technology  . . . . . . . .   13
     7.3  Patents Covering Developed Technology  . . . . . .   13
     7.4  Royalties on Other Royalty-Bearing Products  . . .   13
     7.5  Buyout of Other Royalty-Bearing Product
            Royalties  . . . . . . . . . . . . . . . . . . .   14
     7.6  Reports  . . . . . . . . . . . . . . . . . . . . .   15
     7.7  Review by Accountants  . . . . . . . . . . . . . .   15
     7.8  Payments   . . . . . . . . . . . . . . . . . . . .   16
     7.9  Late Payments  . . . . . . . . . . . . . . . . . .   17

SECTION 8 ACCESS TO INFORMATION  . . . . . . . . . . . . . .   17

     8.1  Access   . . . . . . . . . . . . . . . . . . . . .   17
     8.2  Third Parties  . . . . . . . . . . . . . . . . . .   17
     8.3  Confidentiality  . . . . . . . . . . . . . . . . .   17

SECTION 9 DISCLAIMERS  . . . . . . . . . . . . . . . . . . .   19

     9.1  Disclaimer   . . . . . . . . . . . . . . . . . . .   19

SECTION 10 COVENANTS . . . . . . . . . . . . . . . . . . . .   19

     10.1  Use of Available Funds  . . . . . . . . . . . . .   19
     10.2  Negative Pledge . . . . . . . . . . . . . . . . .   20
     10.3  Protection of Available Funds . . . . . . . . . .   20
     10.4  No Inconsistent Agreements .  . . . . . . . . . .   20

SECTION 11 TERM AND TERMINATION  . . . . . . . . . . . . . .   21

     11.1  Automatic Termination . . . . . . . . . . . . . .   21
     11.2  Other Termination . . . . . . . . . . . . . . . .   21

SECTION 12 FORCE MAJEURE . . . . . . . . . . . . . . . . . .   21

     12.1  Force Majeure . . . . . . . . . . . . . . . . . .   21

                                TABLE OF CONTENTS
                                -----------------
                                   (continued)

                                                              Page
                                                              ----

SECTION 13 MISCELLANEOUS . . . . . . . . . . . . . . . . . .   22

     13.1  Amendment . . . . . . . . . . . . . . . . . . . .   22
     13.2  Assignment  . . . . . . . . . . . . . . . . . . .   22
     13.4  Counterparts  . . . . . . . . . . . . . . . . . .   24
     13.5  Governing Law   . . . . . . . . . . . . . . . . .   24
     13.6  Headings  . . . . . . . . . . . . . . . . . . . .   24
     13.7  Notices . . . . . . . . . . . . . . . . . . . . .   24
     13.8  Public Disclosure . . . . . . . . . . . . . . . .   25
     13.9  Severability  . . . . . . . . . . . . . . . . . .   25
     13.10 Relationship of the Parties . . . . . . . . . . .   26
     13.11 Survival  . . . . . . . . . . . . . . . . . . . .   26

                             DEVELOPMENT AGREEMENT

     AGREEMENT made as of the 10th day of March, 1993 between ALZA Corporation, a Delaware corporation ("ALZA"), and Therapeutic Discovery Corporation, a Delaware corporation ("TDC").

                                 R E C I T A L S
                                 - - - - - - - -

     A. TDC is a corporation organized for the purpose of developing and commercializing products utilizing ALZA Proprietary Rights (as defined below).

     B. ALZA is engaged in the business of research and development of pharmaceutical products.

     C. TDC desires to have ALZA perform, on behalf of TDC, research and development activities directed toward the development of Products (as defined below).

     NOW, THEREFORE, the parties agree as follows:

                                     SECTION 1
                                     ---------

                                    DEFINITIONS
                                    ------------

          1.1 "Affiliate" shall mean a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the designated party. "Control" shall mean ownership of at least 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and at least 50% of the interests in profits in the case of a business entity other than a corporation.

          1.2 "ALZA Proprietary Rights" shall mean all Proprietary Rights of ALZA (including the Developed Technology) to the extent they are owned and controlled by ALZA now or during the term of this Agreement.

          1.3  "Available Funds" shall mean the sum of (a) $250 million plus
(b) interest and other income earned through temporary investment of such funds pending their application under this Agreement, minus the sum of (c) reasonable ongoing administrative expenses of TDC, including legal and administrative expenses and reasonable reserves for present and future obligations plus (d) the costs of the Distribution.

          1.4 "Developed Technology" shall mean Proprietary Rights that (a) are generated, developed, conceived or first reduced to practice, as the case may be, by ALZA or others under a Product Development Program undertaken pursuant to this Agreement or (b) are in any manner acquired by, or otherwise obtained on behalf of TDC during the term of this Agreement from persons other than ALZA and necessary or useful to the development or commercialization of Products.

          1.5 "Development Cost(s)" shall mean the cost of the activities undertaken pursuant to this Agreement, determined in accordance with Exhibit A hereto.

          1.6 "Distribution" shall mean the distribution by ALZA of units comprising one share of TDC Class A Common Stock and one warrant to acquire one-eighth of a share of ALZA Class A Common Stock to ALZA stockholders of record on May 28, 1993.

          1.7 "Drug" shall mean a therapeutic compound specified in a work plan under Section 2.1 or 2.3.

          1.8  "FDA" shall mean the United States Food and Drug
Administration or any successor agency whose approval is necessary to market a Product in the United States.

          1.9 "License Option" shall mean the option granted to ALZA under the License Option Agreement to obtain licenses to Products, on a Product by Product basis, as described in the License Option Agreement.

          1.10 "License Option Agreement" shall mean the License option Agreement between ALZA and TDC dated as of the date hereof.

          1.11 "Major Market Country" shall mean any of the United States, the United Kingdom, France, Germany, Italy or Japan.

          1.12 "Net Sales" shall mean the total amount invoiced in United States dollars (or converted thereto in accordance with Section 7.8) on sales by ALZA and its Affiliates to independent, unrelated third parties (other than distributors or sublicensees who make payments that constitute Sublicensing Revenues) in bona fide arms' length transactions, less the following deductions, in each case related specifically to the product in question and actually allowed and taken by such third parties and not otherwise recovered by or reimbursed to ALZA or its Affiliates: (i) trade, cash and quantity discounts; (ii) taxes on sales (such as sales or use taxes) to the extent added to the sales price and set forth separately as such in the total amount invoiced; (iii) freight, insurance and other transportation charges to the extent added to the sales price and set forth separately as such in the total amount invoiced; and (iv) amounts repaid or credited by reason of rejections, defects or returns or because of retroactive price reductions, or due to government laws or regulations requiring rebates. Net Sales shall not include sales between or among ALZA and its Affiliates or Sublicensing Revenues.

          1.13 "Other Royalty-Bearing Product" shall mean, in any country, any human pharmaceutical product (other than a Product) covered in such country at the time of sale by an ALZA Patent covering Developed Technology.

          1.14 "Product" shall mean a Product Candidate that is accepted for development pursuant to Section 2.3.

          1.15 "Product Candidate" shall mean a Drug combined with a System for which a work plan is proposed by ALZA in accordance with Section 2.1.

          1.16 "Product Development Program" shall mean a program to develop a Product.

          1.17 "Proprietary Rights" shall mean data, inventions, information, processes, know-how and trade secrets, and patents or patent applications covering any of the foregoing, owned by or licensed to a person and which such person has the right to license. Proprietary Rights shall not include trademarks.

          1.18 "Purchase Option" shall mean that certain option to purchase all of the outstanding shares of TDC Class A Common

Stock that is granted to ALZA pursuant to TDC's Certificate of Incorporation, as amended as of the date hereof.

          1.19 "Special Royalty Payments" shall mean "front-end" distribution fees, prepaid royalties and similar one-time, infrequent or special payments. Solely for purposes of calculating a buyout price under Section 7.5, any Special Royalty Payments will be amortized over a period of 28 calendar quarters, beginning with the quarter in which such payment is made.

          1.20 "Sublicensing Revenues" shall mean (a) any royalties or percentage of sales payments received by ALZA or any of its Affiliates under either (i) any sublicense for the manufacture, use or sale of the product in question or (ii) any distribution agreement entered into with a distributor who agrees to pay royalties or make percentage of sales payments to ALZA or any of its Affiliates in respect of the manufacture, use or sale of such product and (b) any Special Royalty Payments received by ALZA or its Affiliates in respect of such product, in each case excluding amounts paid to reimburse ALZA for research and development or manufacturing costs.

          1.21 "System" shall mean a delivery system for the controlled release of a Drug, based upon, utilizing or arising out of ALZA Proprietary Rights. The term "System" shall include anything incorporated in or used in connection with, or which is an attribute of, a Product, other than a therapeutic agent (including anything which affects or may affect the pharmacodynamics, pharmacokinetics, stability or absorption of a therapeutic agent or the formulation, stabilization or use of a therapeutic agent in the System).

          1.22 "Technology License Agreement" shall mean the Technology License Agreement dated as of the date hereof between ALZA and TDC.

                                    SECTION 2
                                    ---------

                            PRODUCT DEVELOPMENT PROGRAM
                            ---------------------------

          2.1 PRODUCT CANDIDATE WORK PLANS. Within 60 days after the date hereof, and from time to time hereafter, ALZA shall provide TDC with a list of possible Product Candidates together with initial work plans that provide for each Product Candidate an estimate of the total Development Costs to determine the likelihood that the System included in such Product Candidate could meaningfully enhance the therapeutic value of the Drug included in such Product Candidate, and any other factors that the parties deem appropriate to determine whether to select a Product Candidate for development. Within 45 days after ALZA provides TDC with such a proposed work plan for a Product Candidate, TDC shall notify ALZA of its acceptance or rejection of such work plan.

          2.2 PRODUCT SELECTION. TDC hereby hires ALZA to perform all activities under work plans approved under Section 2.1. ALZA diligently shall perform or cause to be performed the activities under each accepted work plan, as amended from time to time so as to remain a best estimate of the work to be performed to complete the work plan for each Product Candidate and of the Development Costs thereof.

          2.3 PRODUCT DEVELOPMENT. Within 45 days after completion of a work plan under Section 2.2 for a Product Candidate, ALZA shall provide TDC with a written report of ALZA's assessment of the technical and economic feasibility of development of such Product Candidate and, based thereon, ALZA's good faith recommendation of whether to proceed with development of such Product Candidate. If ALZA does not recommend development of a Product Candidate, TDC shall have no rights with respect to such Product Candidate; provided that ALZA may not further develop any such Product Candidate during the term of this Agreement unless it first recommends it to TDC for development in accordance with the other terms of this Agreement. If ALZA recommends development for a Product Candidate, then such report to TDC shall include initial work plans that provide for such Product Candidate an estimate of the total Development Costs for a Product Development Program through the filing for FDA approval to market the Product, milestones (including the timetable for the development of the Product), and detailed work plans and cost estimates for the first 12 months of the Product Development Program. Within 45 days after ALZA provides TDC with a proposed work plan for a Product Development Program for a Product Candidate, TDC shall notify ALZA in writing of its acceptance or rejection of such work plan. Upon written acceptance of a work plan under this Section 2.3 for a Product Candidate, such Product Candidate shall be deemed to be a "Product." ALZA and TDC shall maintain a complete list of the Products at all times.

          2.4 LATER REQUESTS. If TDC fails to accept a recommended Product Candidate for development as a Product within the 45 day period specified in
Section 2.3, then, at any time during the term of this Agreement, TDC may request ALZA to perform a Product Development Program for such Product Candidate and ALZA shall undertake its duties with respect to such Product Development Program, all in accordance with this Section 2, unless, at the time of such request, ALZA is then undertaking the development of such Product Candidate for its own account or with a third party, or ALZA is otherwise not permitted to undertake such development hereunder because of an arrangement with a third party.

                                    SECTION 3
                                    ----------

                          RESEARCH AND DEVELOPMENT PROGRAMS;
                                   ALZA SERVICES
                                   -------------

          3.1 PRODUCT DEVELOPMENT - TDC OBLIGATIONS. Once a Product is selected pursuant to Section 2.3, TDC shall use diligent efforts to develop such Product. TDC shall request that ALZA perform, or shall use diligent efforts to cause a third party to perform, the activities under each approved work plan; provided, however, that ALZA's prior written consent shall be required for a third party to perform any activities that involve ALZA Proprietary Rights or that could affect ALZA's rights under any agreement between ALZA and TDC or ALZA's rights as holder of the Class B Common Stock of TDC. TDC shall use diligent efforts to cause each contractor other than ALZA diligently to perform the activities assigned it under a work plan.

          3.2 PRODUCT DEVELOPMENT - ALZA OBLIGATIONS; OTHER ALZA ACTIVITIES. TDC hereby hires ALZA to perform certain research, development and experimentation activities to develop Products in accordance with the tasks assigned to ALZA under the work plans approved under Section 2.3, and to undertake such other activities as the parties may agree. ALZA diligently shall perform or cause to be performed such activities. In connection therewith, ALZA shall make available such of its scientific, engineering, manufacturing and other personnel, and shall take such steps, as it deems necessary in order to perform its obligations in accordance with the terms hereof, but ALZA is not obligated to devote any specific amount of time or resources to activities hereunder. ALZA shall have full discretion to determine from time to time the allocation of resources of ALZA (facilities, equipment and personnel) that are available to TDC for Product Development Programs, and to determine from time to time the allocation of resources of ALZA among Product Development Programs. TDC understands, acknowledges and agrees that ALZA may devote substantial time and resources to research and development activities for other persons and for its own account, and as a result, ALZA may develop and commercialize, or have commercialized, products competitive with the Products.

          3.3 WORK PLANS AND COST ESTIMATES. The parties understand and acknowledge that it is difficult to predict accurately the activities that will be necessary to develop any Product, or the Development Costs thereof, and that significant uncertainties exist in any Product development effort. TDC and

ALZA shall cooperate in good faith with respect to mutually acceptable work plans and cost estimates for Product Development Programs and for such other activities as the parties may agree. Such work plans and cost estimates shall be subject to review and revision from time to time, at least on a semi-annual basis. Each party diligently shall execute such work plans and shall report significant deviations therefrom in a timely manner. TDC shall not be obligated to pay Development Costs in excess of those provided in approved work plans and cost estimates, and ALZA shall not be obligated to perform work which would result in Development Costs exceeding approved cost estimates.

          3.4 THIRD PARTY RIGHTS. Subject to the terms and conditions of this Agreement, TDC shall have discretion to attempt to obtain, using Available Funds, any Proprietary Rights from any third party that TDC reasonably determines to be necessary or useful to conduct Product Development Programs under this Agreement. Such Proprietary Rights shall be included in the Developed Technology.

          3.5 CONSULTATION. TDC shall consult with ALZA and shall review with ALZA from time to time the progress toward completion of each work plan for each Product under development, including without limitation, the status in each country for which marketing approval is being sought.

          3.6 NO USE OF AVAILABLE FUNDS AFTER LICENSE. After such time as either (i) ALZA exercises the License Option for a Product in a country or
(ii) such License Option expires
unexercised in such country, no additional Available Funds shall be expended with respect to such Product in such country.

                                    SECTION 4
                                    ---------

                       PAYMENT FOR SERVICES; TIMING OF PAYMENTS
                       ----------------------------------------

          4.1 PAYMENT OF DEVELOPMENT COSTS. In consideration of the work to be carried out by ALZA hereunder, TDC shall reimburse ALZA for all of its Development Costs in accordance with approved work plans and costs estimates.

          4.2 TIMING OF PAYMENTS. TDC shall pay to ALZA monthly, in arrears, all Development Costs incurred by ALZA during the preceding calendar month, within 30 days after ALZA's invoice therefor.

          4.3 SUFFICIENCY OF FUNDS. Neither TDC nor ALZA makes any warranty, express or implied, that Available Funds will be sufficient to complete the development of any Product or Products.

                                   SECTION 5
                                   ---------

                               REPORTS AND RECORDS
                               -------------------

          5.1 QUARTERLY AND FINAL REPORTS. Within 45 days after the end of each calendar quarter, ALZA shall provide to TDC, and TDC shall require each third party contractor to provide to TDC and to ALZA, a reasonably detailed report setting forth (a) a summary of the work performed hereunder by ALZA and any third party contractor, as appropriate, and their respective employees and agents during such quarter; and (b) the total Development Costs of such activities during such quarter and cumulatively to date, on a Product by Product basis.

          5.2 AVAILABLE FUNDS REPORT. Within 45 days after the end of each calendar quarter, TDC shall provide to ALZA a reasonably detailed report setting forth a reconciliation of the use of all Available Funds to the date of such request.

          5.3 RECORDS. Each of TDC and ALZA shall keep and maintain, in accordance with generally accepted accounting principles, proper and complete records and books of account documenting all Development Costs. Each of TDC and ALZA shall have the right, at all reasonable times during regular business hours, and at its own expense, to examine or to have examined by a certified public accountant or similar person reasonably acceptable to the other party, pertinent books and records of one another, for the sole purpose of determining the correctness of Development Costs invoiced by ALZA hereunder and the application of Available Funds by TDC. Such examination shall take place not later than two years following the year in question, and only one examination may take place with respect to any period as to which such books and records are examined. TDC shall obtain, for itself and for ALZA, similar reasonable rights to audit the Development Costs of each third party contractor.

                                 SECTION 6
                                 ---------

                     LICENSE OF TECHNOLOGY FOR DEVELOPMENT
                     -------------------------------------

          6.1 LICENSE TO USE ALZA PROPRIETARY RIGHTS. TDC hereby grants to ALZA a sublicense under the Technology License Agreement solely for the purpose of conducting the activities contemplated hereunder.

          6.2 TERMINATION OF LICENSE. Termination of the license granted under the Technology License Agreement automatically shall terminate the sublicense to the Licensed Technology granted to ALZA under this Agreement.

                                   SECTION 7
                                   ----------

                    OWNERSHIP AND LICENSE OF DEVELOPED TECHNOLOGY;
                 PATENTS; ROYALTIES ON OTHER ROYALTY-BEARING PRODUCTS
                 ----------------------------------------------------

          7.1 OWNERSHIP OF PRODUCTS. TDC shall own all Products, subject to the License Option.

          7.2 OWNERSHIP OF DEVELOPED TECHNOLOGY. ALZA shall own all Developed Technology.

          7.3 PATENTS COVERING DEVELOPED TECHNOLOGY. ALZA shall determine whether and to what extent to seek and maintain United States and/or foreign patents with respect to any inventions included in Developed Technology. Any such patents and applications therefor shall be in ALZA's name and shall be owned by ALZA. TDC and ALZA each shall pay one-half of the costs of obtaining and maintaining any such patents during the term of this Agreement.

          7.4 ROYALTIES ON OTHER ROYALTY-BEARING PRODUCTS. ALZA shall pay TDC royalties in respect of sales of each other Royalty-Bearing Product.
Such royalties shall equal the sum of (a) 1% of the Net Sales in the relevant country or countries of such Other Royalty-Bearing Product; and (b) 10% of Sublicensing Revenues in the relevant country or countries with respect to such Other Royalty-Bearing Product; provided, however, that in determining payments due under this Section 7.4, Net Sales and Sublicensing Revenues shall be reduced by the dollar amount of any license or similar payments due to third parties from ALZA with respect to any such sales and Sublicensing Revenues of such other Royalty-Bearing Product. Only one royalty under this Section 7.4 shall be payable by ALZA to TDC with respect to any particular Net Sales or Sublicensing Revenues of each Other Royalty-Bearing Product in any country, regardless of the number of patents covering such Other Royalty-Bearing Product in such country.

          7.5 BUYOUT OF OTHER ROYALTY-BEARING PRODUCT ROYALTIES. ALZA shall have the option, in its discretion, at any time from and after the end of the twelfth full calendar quarter following the first commercial sale in each country of any Other Royalty-Bearing Product, to buy out its remaining obligation to make payments under Section 7.4 with respect to sales of such other Royalty-Bearing Product in such country. The buyout price shall be an amount equal to 15 times the payments made by or due to TDC from ALZA under
Section 7.4 with respect to sales of such other Royalty-Bearing Product in such country during the four most recent calendar quarters preceding the date of exercise of the buyout option for which royalties were paid or were due in respect of such country. ALZA shall have the option, in its discretion, at any time from and after the end of the twelfth full calendar quarter following the first commercial sale of any Other Royalty-Bearing Product as to which payments are due under Section 7.4 in either the United States or two other Major Market Countries, to buy out its remaining worldwide obligations to make payments under Section 7.4 with respect to such Other

Royalty-Beating Product. The buyout price shall be an amount equal to 20 times the payments made by or due to TDC from ALZA under Section 7.4 during the four most recent calendar quarters preceding the date of exercise of the buyout option for which royalties were paid or were due on a worldwide basis with respect to such Other Royalty-Bearing Product under Section 7.4 (and, in addition, such payments as would have been paid by or due from ALZA to TDC if ALZA had not exercised any country-specific buyout option with respect to such Other Royalty-Bearing Product) less any amounts previously paid to exercise any country-specific buyout option with respect to such Other Royalty-Bearing Product.

          7.6 REPORTS. Within 90 days after the end of each calendar quarter for which royalties are due under Section 7.4, ALZA shall render an accounting to TDC, on a country-by-country basis, with respect to all payments due for such quarter under Section 7.4. Such report shall indicate for such quarter, the quantity and dollar amount of sales of each Other Royalty-Bearing Product by ALZA and its Affiliates, and Sublicensing Revenues received by ALZA with respect to which payments are due; provided, however, that if ALZA shall not have received from any foreign sublicensee or distributor a report of its sales for such quarter, then such sales shall be included in the next quarterly report. In case no payment is due for any calendar quarter, ALZA shall so report. ALZA shall keep accurate records in sufficient detail to enable the payments due hereunder to be determined.

          7.7 REVIEW BY ACCOUNTANTS. At TDC's request, ALZA shall permit an independent public accountant selected by TDC to have access, once in each calendar year during regular business hours and upon reasonable notice to ALZA, to such of the records of ALZA as may be necessary to verify the accuracy of the payments and reports made under Sections 7.4 and 7.6, but said accountant shall not disclose to TDC any information except that which should have been properly contained in such reports. The right of review with respect to any quarterly accounting shall terminate two years after TDC's receipt of the royalties due with respect to such quarter.

          7.8 PAYMENTS. Payments shown by each calendar quarter report to have accrued shall be due and payable on the date the report is due and shall be paid in United States dollars. Any and all taxes due or payable on such payments or with respect to the remittance thereof shall be deducted from such payments and shall be paid by ALZA to the proper taxing authorities, and proof of payment shall be secured and sent to TDC as evidence of such payment. The rate of exchange to be used in computing the amount of United States dollars due to TDC in satisfaction of payment obligations with respect to sales in foreign countries shall be calculated by converting the amount due in such foreign currency into United States dollars based on the rate for the purchase of United States dollars with such currency as published in the WALL STREET JOURNAL on the last business day of the calendar quarter for which payment is being made. If governmental regulations prevent remittance from any foreign country of any amounts due under Section 7.4 in respect of that country, ALZA shall so notify TDC in writing, and the obligation under this Agreement to make payments in respect of sales in that country shall be suspended (but the amounts due but not paid shall continue to accrue) until such remittances are possible. TDC shall have the right, upon written notice to ALZA to receive payment in any such country in the local currency.

          7.9 LATE PAYMENTS. Any payments due hereunder that are not made when due shall accrue interest at the lesser of 10% per annum or the maximum rate as may be allowed by law, beginning on the date when TDC notifies ALZA that such payments are overdue.

                                    SECTION 8
                                    ----------

                                ACCESS TO INFORMATION
                                ---------------------

          8.1 ACCESS. Subject to the terms of this Agreement, each party shall be permitted access to the premises of the other during normal business hours, for the purpose of monitoring the progress of activities under this Agreement. Each party shall keep full and complete records and notebooks containing all experiments performed during its work under this Agreement and the results thereof. Such items and copies of all documentation shall be available during normal business hours for inspection by the other party. In addition, each party shall provide to the other such other information as reasonably may be requested.

          8.2 THIRD PARTIES. TDC shall cause each third party contractor to provide access similar to that to be provided pursuant to Section 8.1, for the benefit of both TDC and ALZA.

          8.3 CONFIDENTIALITY. During the term of this Agreement and for a period of 10 years following its termination, each party shall maintain in confidence all Proprietary Rights of the other; provided, however, that nothing contained herein shall prevent either party from disclosing any Proprietary Rights to the extent that such Proprietary Rights (a) are required to be disclosed in connection with the development of or securing necessary governmental authorization for the marketing of Products, or to make, use and sell Products as permitted or provided in the agreements between the parties, (b) are required to be disclosed by law for the purpose of complying with governmental regulations, (c) are disclosed to sublicensees permitted under the Technology License Agreement in connection with the development, manufacturing or marketing of Products, subject to similar obligations of confidentiality on the part of such third parties as required by the Technology License Agreement, (d) are known to the recipient prior to the date hereof as evidenced by the recipient's written records; (e) are lawfully disclosed to the recipient by a third party having the right to disclose such information to the recipient; or (f) either before or after the time of disclosure to the recipient, become known to the public other than by an unauthorized act or omission of the recipient or any of the recipient's employees or agents. ALZA Proprietary Rights may be disclosed to third parties only in accordance with the provisions of Section 10.4 hereof and in accordance with the provisions of the Technology License Agreement. The obligations of each of the parties pursuant to this Section 8.3 shall survive the termination of this Agreement for any reason. Any breach of this Section 8.3 shall result in irreparable harm, and in the event of a breach, the aggrieved party shall be entitled to injunctive relief (without the need to post a bond) in addition to any other remedies available at law or in equity.

                                   SECTION 9
                                   ---------

                                  DISCLAIMERS
                                  -----------

          9.1  DISCLAIMER.  ALZA DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY
(i) THAT ALZA PROPRIETARY RIGHTS (INCLUDING ANY DEVELOPED TECHNOLOGY), OR THE USE THEREOF, OR PRODUCT CANDIDATES OR PRODUCTS INCORPORATING OR MANUFACTURED BY THE USE THEREOF, WILL BE FREE FROM CLAIMS OF PATENT INFRINGEMENT, INTERFERENCE OR UNLAWFUL USE OF PROPRIETARY INFORMATION OF ANY THIRD PARTY AND (ii) OF THE ACCURACY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS OR MERCHANTABILITY OF ALZA PROPRIETARY RIGHTS AND DEVELOPED TECHNOLOGY OR THEIR SUITABILITY OR FITNESS FOR ANY PURPOSE WHATSOEVER INCLUDING, WITHOUT LIMITATION, THE DESIGN, DEVELOPMENT, MANUFACTURE, USE OR SALE OF PRODUCTS. ALZA DISCLAIMS ALL OTHER WARRANTIES OF WHATEVER NATURE, EXPRESS OR IMPLIED.

                                   SECTION 10
                                   ----------

                                   COVENANTS
                                   ---------

          10.1 USE OF AVAILABLE FUNDS. TDC agrees to expend all Available Funds for activities undertaken pursuant to this Agreement, unless ALZA agrees otherwise. Pending application of all Available Funds as set forth above, Available Funds shall be invested in securities issued or guaranteed as to principal and interest by the United States, or by a person controlled or supervised by or acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States, or any certificate of deposit for any of the foregoing, or any other investment that is approved by ALZA in its sole discretion.

          10.2 NEGATIVE PLEDGE. TDC shall not create, incur, assume or suffer to exist any lien upon or with respect to, or otherwise take any action with respect to, Available Funds so as to prevent or interfere with full expenditure of such funds for activities under this Agreement in accordance with Section 10.1.

          10.3 PROTECTION OF AVAILABLE FUNDS. As soon as practicable following execution of this Agreement, TDC shall make arrangements satisfactory to ALZA to ensure that Available Funds will remain available for expenditure under this Agreement.

          10.4 NO INCONSISTENT AGREEMENTS. Without the written consent of ALZA, TDC shall not enter into any agreement or arrangement that is in any way inconsistent with or that could adversely affect ALZA's rights under any agreement between ALZA and TDC, or that is in any way inconsistent with or that could adversely affect ALZA's rights as holder of the Class B Common Stock of TDC. TDC must include in any agreement between TDC and a third party relating to Products, Developed Technology and/or activities hereunder such provisions as ALZA reasonably deems appropriate to protect ALZA Proprietary Rights and to protect ALZA's rights under all agreements between ALZA and TDC and under the Purchase Option.

                                   SECTION 11
                                   ----------

                               TERM AND TERMINATION
                               --------------------

          11.1 AUTOMATIC TERMINATION. This Agreement shall terminate upon expiration of the Purchase Option, except that ALZA's obligations to make payments to TDC with respect to Other Royalty-Bearing Products shall continue as provided in Section 7 hereof.

          11.2 OTHER TERMINATION. Either party may, in its discretion, terminate this Agreement and its term in the event that the other party:

               (a) breaches any material obligation hereunder or under the Technology License Agreement, the License Option Agreement, or any license thereunder, and such breach continues for a period of 60 days after written notice thereof by the terminating party to the other party; or

               (b) enters into any proceeding, whether voluntary or otherwise, in bankruptcy, reorganization or arrangement for the appointment of a receiver or trustee to take possession of its assets or any other proceeding under any law for the relief of creditors, or makes an assignment for the benefit of its creditors.

                                 SECTION 12
                                 ----------

                                FORCE MAJEURE
                                -------------

          12.1 FORCE MAJEURE. Neither party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay is due to causes beyond its reasonable control including, without limitation, acts of God, fires, strikes, acts of war, or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as possible.

                                    SECTION 13
                                    ----------

                                   MISCELLANEOUS
                                   -------------

          13.1 AMENDMENT. Any waiver by either party hereto of a breach of any provisions of this Agreement shall not be implied and shall not be valid unless such waiver is recited in writing and signed by such party. Failure of any party to require, in one or more instances, performance by the other party in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of the future performance of any such terms or conditions or of any other terms and conditions of this Agreement. A waiver by either party of any term or condition of this Agreement shall not be deemed or construed to be a waiver of such term or condition for any other term. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either party. This Agreement may not be amended except in a writing signed by both parties.

          13.2 ASSIGNMENT. Neither party may assign its rights and obligations hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld; provided, however, that ALZA may assign such rights and obligations hereunder to any person or entity with which ALZA is merged or consolidated or which purchases all or substantially all of the assets of ALZA. ALZA may subcontract all or any portion of its duties hereunder to third parties, in its sole discretion.

          13.3 ARBITRATION.

               13.3.1 ARBITRATION. All disputes which may arise under, out of or in connection with this Agreement shall be settled by arbitration conducted in the city of San Francisco, State of California, in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties hereby agree that service of any notices in the course of such arbitration at their respective addresses as provided for in Section 13.7 of this Agreement shall be valid and sufficient.

                 13.3.2  ARBITRATORS.  In any arbitration pursuant to this
Section 13.3, the award shall be rendered by a majority of the members of a board of arbitration consisting of three members who shall be appointed by the parties jointly, or if the parties cannot agree as to three arbitrators within 30 days after the commencement of the arbitration proceeding, then one arbitrator shall be appointed by ALZA and one arbitrator shall be appointed by TDC within 60 days after the commencement of the arbitration proceeding. The third arbitrator shall be appointed by mutual agreement of such two arbitrators. In the event of failure of the two arbitrators to agree within 75 days after commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the American Arbitration Association in accordance with its then existing rules. Notwithstanding the foregoing, in the event that any party shall fail to appoint an arbitrator it is required to appoint within the specified time period, such arbitrator and the third arbitrator shall be appointed by the American Arbitration Association in accordance with its then existing rules. For purposes of this Section 13.3, the "commencement of the arbitration proceeding" shall be deemed to be the date upon which a written demand for arbitration is received by the American Arbitration Association from one of the parties.

          13.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

          13.5 GOVERNING LAW. This Agreement shall be governed by the laws of the state of California as applied to residents of that state entering into contracts to be performed in that state.

          13.6 HEADINGS. The headings set forth at the beginning of the various sections of this Agreement are for reference and convenience and shall not affect the meanings of the provisions of this Agreement.

          13.7 NOTICES. Notices required under this Agreement shall be in writing and sent by registered or certified mail, postage prepaid, or by telex or facsimile and confirmed by registered or certified mail and addressed as follows:

                   If to ALZA:         ALZA Corporation
                                       950 Page Mill Road
                                       P.0. Box 10950
                                       Palo Alto, CA  94303-0802
                                       Attention:  Vice President, Legal

                   If to TDC:          Therapeutic Discovery Corporation
                                       1290 Page Mill Road
                                       P.O. Box 10051
                                       Palo Alto, CA  94303-0860
                                       Attention:  Chief Executive officer

All notices shall be deemed to be effective five days after the date of mailing or upon receipt if sent by telex or facsimile (but only if followed by certified or registered confirmation). Either party may change the address at which notice is to be received by written notice pursuant to this
Section 13.7.

          13.8 PUBLIC DISCLOSURE. Neither party shall disclose to third parties, nor originate any publicity, news release or public announcement, written or oral, whether to the public, the press, stockholders or otherwise, referring to the existence or terms of this Agreement, the subject matter to which it relates, the performance under it or any of its specific terms and conditions, except such announcements, as in the opinion of the counsel for the party making such announcement, are required by law, including United States securities laws, rules or regulations, without the prior written consent of the other party. If a party decides to make an announcement it believes to be required by law with respect to this Agreement, it will give the other party such notice as is reasonably practicable and an opportunity to comment upon the announcement.

          13.9 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect; provided, however, that if a provision is stricken so as to significantly alter the economic arrangements of this Agreement, the party adversely affected may terminate this Agreement upon 60 days' prior written notice to the other party.

          13.l0 RELATIONSHIP OF THE PARTIES. For all purposes of this Agreement, TDC and ALZA shall be deemed to be independent entities and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute TDC and ALZA as partners, joint ventures, co-owners, an association or any entity separate and apart from each party itself, nor shall this Agreement constitute any party hereto an employee or agent, legal or otherwise, of the other party for any purposes whatsoever. Neither party hereto is authorized to make any statements or representations on behalf of the other party or in any way obligate the other party, except as expressly authorized in writing by the other party. Anything in this Agreement to the contrary notwithstanding, no party hereto shall assume nor shall be liable for any liabilities or obligations of the other party, whether past, present or future.

          13.11 SURVIVAL. The provisions of Sections 1, 5, 7, 8, 9, 11, 13.3, 13.5, 13.7, 13.8, 13.9, 13.10 and this Section 13.11 survive the termination for any reason of this Agreement. Neither party shall be liable to the other due to the termination of this Agreement as provided herein, whether in loss of good will, anticipated profits or otherwise. In addition, any payments due under this Agreement with respect to any period prior to its termination shall be made notwithstanding the termination of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

                                   ALZA CORPORATION

                                   By: /s/ Jane E. Shaw
                                      ------------------------------------------
                                   Title:  President and Chief Operating Officer
                                         ---------------------------------------

                                   THERAPEUTIC DISCOVERY CORPORATION


                                   By: /s/ Pieter P. Bonsen
                                      ----------------------------
                                   Title:  President
                                         -------------------------

                                   EXHIBIT A

                                DEVELOPMENT COSTS
                                -----------------

Development Costs are equal to the sum of (i) Research Expenses, (ii) General and Administrative Expenses and (iii) Capital Asset Expenditures.

     (i) Research Expenses include both Direct Expenses and Indirect Expenses, with the cost elements outlined on Exhibit A-1.

          (a)  Direct Expenses include Direct Research Salaries,
               Clinical Expenses, Supplies and other expenses incurred specifically in connection with the Program.

          (b) Indirect Expenses include Research Management and support costs of the research and product development organization. (Indirect Expenses are allocated to all projects and billed to clients at a fixed rate* of 160% of Direct Research Salaries.)

     (ii) General and Administrative Expenses include cost elements outlined on Exhibit A-2. (General and Administrative Expenses are allocated among the research and product development, manufacturing and marketing organizations. The portion allocated to the research and product development organization is then allocated to all projects and billed to clients at a fixed rate* of 80% of Direct Research Salaries.)

     (iii) Capital Asset Expenditures are the actual costs of new capital assets acquired specifically for the project.



-------------------------

* This fixed billing rate will not be changed prior to January 1, 1994 and, if changed on or after January 1, 1994, such changes will be limited to not more than one change per calendar year and shall be a maximum of 10% of the rate in effect at the time of the increase.

                                EXHIBIT A-1

                             Research Expenses
                             -----------------


DIRECT EXPENSES

Direct Research Salaries*

Project Clinical Expenses and Outside Services

Project Specific Supplies

Project Travel and Related Expenses

Miscellaneous Project Expenses


INDIRECT EXPENSES

Research Management and Indirect Salaries*

General Research Supplies and Materials

General Research Consulting and Outside Services

Facilities Expenses

Telephone and Communications

Equipment Depreciation, Rent, Maintenance and Services

Research Travel and Related Expenses

Patent and Trademark Expenses

Miscellaneous Indirect Research Expenses



*Salaries include Benefits

                                EXHIBIT A-2

                    General and Administrative Expense
                    ----------------------------------


Corporate Management, Administrative, and Indirect Salaries*

Telephone and Communications

Equipment Depreciation, Rent, Maintenance and Services

Board of Directors and Corporate Consulting

Annual Audit, Accounting and Legal Expenses

Facilities Expenses

Net Interest Expense

Miscellaneous General and Administrative Expenses






*Salaries include Benefits